Exhibit 99.1

TURTLE BEACH REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Expects Net Revenues For Fiscal Year 2023 To Increase Approximately 10%

White Plains, NY – March 13, 2023 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR), reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter Summary vs Year-Ago Quarter:

•
Net revenue was $100.9 million ($105.5 million in constant currency), compared to $109.4 million a year ago;
•
Net loss was $23.2 million, or $1.40 per diluted share, compared to net income of $4.5 million, or $0.25 per diluted share, a year ago;
•
Adjusted net income was $1.6 million, or $0.10 per diluted share, compared to adjusted net income of $2.8 million or $0.16 per diluted share, a year ago;
•
Adjusted EBITDA was $6.0 million compared to adjusted EBITDA of $9.6 million a year ago;
•
Recurring operating expenses were down ~16%, a result of proactive expense management the Company initiated earlier in the year.

2022 Full-Year Summary vs 2021:

•
Net revenue was $240.2 million ($249.3 million in constant currency), compared to a record $366.4 million a year ago, reflecting lower consumer demand as a result of a challenging macroenvironment and channel inventory destocking at retailers;
•
Net loss was $59.5 million, or $3.62 per diluted share, compared to net income of $17.7 million, or $0.97 per diluted share, a year ago;
•
Adjusted net loss was $25.0 million, or $1.52 per diluted share, compared to adjusted net income of $20.2 million, or $1.11 per diluted share, a year ago;
•
Adjusted EBITDA loss was $18.7 million compared to adjusted EBITDA of $36.6 million a year ago;
•
Recurring operating expenses were down ~13% from proactive expense management the Company initiated earlier in the year.

Management Commentary

“We executed well in the fourth quarter, and despite the macro circumstances that impacted the industry throughout 2022, we are well-positioned for the inevitable gaming accessories market turnaround and remain encouraged by the strong underlying long-term trends in the gaming market,” said Juergen Stark, CEO and Chairman, Turtle Beach Corporation. “Per Newzoo, the number of gamers continues to grow, and the global gaming market is projected to add another 335 million gamers by 2025. Although our profitability was impacted by macroeconomic conditions causing lower consumer demand, heavy competitive discounting as well as extraordinarily high freight costs, we believe the gaming market is recovering, freight costs have dropped significantly, and we anticipate that discounting will return to normal over time. We believe our brand leadership and diverse product portfolio positions us for continued success including revenue growth and a return to positive EBITDA in 2023 as the gaming and macro environments continue to improve.”

“Our industry-leading console headset portfolio continued to expand and perform well, as our Stealth 600 wireless headset was the best-selling headset series in 2022 per NPD. We also launched our first $199 MSRP headsets, the Stealth 700 Max series, and took over 40% US retail sales share of that premium-price-tier. In fact, despite the extremely promotional competitive environment, we increased our console headset ASPs by over 7% in 2022, per US NPD. Additionally, we announced innovative new products across our award-winning PC portfolio, and our newest product categories of flight simulation, console and mobile controller product lines all expanded in the year, performing well relative to our expectations. In fact, our VelocityOne Flight became the #1 best-selling flight controller by dollar sales in the US in its first full year per NPD, and in total, our product diversification strategy delivered 25% of non-console headset revenues for the full year 2022.

“We remain optimistic that the gaming and operating environment will improve in 2023, and we continue to diligently manage the business in order to best position the Company for future growth and value creation.”

Fourth Quarter 2022 Financial Results

Net revenue in the fourth quarter of 2022 was $100.9 million, or $105.5 million in constant currency, compared to $109.4 million a year ago, reflecting consumer spending caution and strong competitive pricing pressure across the industry, although showing a recovery relative to prior quarters given the modest year-over-year decline.

Gross margin in the fourth quarter of 2022 was 19.8% compared to 32.5% a year ago, which resulted from higher promotional credits driven by aggressive competitive pricing environment to reduce channel inventory levels, a $4.5 million charge for potential excess components and product inventory relating to pandemic-driven supply chain and logistics impacts, and continued pandemic-driven high freight costs.

Operating expenses in the fourth quarter of 2022 were $28.1 million, a decrease of 4% year over year. Recurring operating expenses declined ~16% year over year, a result of the proactive expense management programs that the Company initiated earlier in the year and alignment of expenses to market demand.

Net loss in the fourth quarter of 2022 was $23.2 million, or $1.40 per diluted share, compared to net income of $4.5 million, or $0.25 per diluted share, in the year-ago quarter. Excluding several adjustments to earnings in both periods (summarized below in Table 4), Non-GAAP net income (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2022 was $1.6 million, or $0.10 per diluted share, compared to Non-GAAP net income of $2.8 million, or $0.16 per diluted share, in the year-ago period. The weighted average diluted share count for the fourth quarter of 2022 was 16.6 million compared to 18.3 million in the year-ago quarter.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2022 was $6.0 million, compared to adjusted EBITDA of $9.6 million in the year-ago period, due to the factors stated above and including a $2.3 million positive impact from foreign exchange.

2022 Financial Results

Net revenue in 2022 was $240.2 million, or $249.3 million in constant currency, compared to $366.4 million in the elevated year ago period, reflecting lower demand driven by reduced consumers discretionary spend and retailer channel inventory compression. Additionally, 2021 was a record-year in the Company’s history, as consumer demand for console headsets remained elevated early in the year and retailers increased channel inventory levels to ensure supply.

Gross margin in 2022 was 20.5% versus 35.0% a year-ago, impacted by higher promotional credits due to aggressive competitive pricing to reduce inventory levels, $9.8 million charge for potential excess components and product inventory relating to pandemic-driven supply chain and logistics impacts, higher pandemic-driven freight costs and volume-driven fixed cost deleveraging. Excluding the $9.8 million inventory provision, gross margin was 24.5% in the year. Additionally, higher freight costs relative to pre-pandemic levels impacted gross margin (and earnings) by approximately $11 million for the full year.

Operating expenses in 2022 were $100.7 million, a decrease of 7% year over year, and included $10.9 million in non-recurring items. Recurring operating expenses declined ~13% year over year, a result of the proactive expense management programs that the Company initiated earlier in the year and alignment of expenses to market demand.

Net loss in 2022 was $59.5 million, or $3.62 per diluted share, compared to net income of $17.7 million, or $0.97 per diluted share, in the year-ago period. Excluding several adjustments to earnings in both periods (summarized below in Table 4), Non-GAAP net loss (as defined below in “Non-GAAP Financial Measures”) in 2022 was $(25.0) million, or $(1.52) per diluted share, compared to Non-GAAP net income of $20.2 million, or $1.11 per diluted share, in the year-ago period. The weighted average diluted share count for 2022 was 16.5 million compared to 18.3 million in the year-ago period.

Adjusted EBITDA loss (as defined below in “Non-GAAP Financial Measures”) in 2022 was $18.7 million, compared to adjusted EBITDA of $36.6 million in the year-ago period, due to the factors stated above and including a $1.8 million negative impact from foreign exchange.

Balance Sheet and Cash Flow Summary

At December 31, 2022, the Company had $11.4 million of cash and $19.1 million outstanding on its revolver. This compares to $37.7 million of cash and no outstanding debt at December 31, 2021. Inventories at December 31, 2022 were $71.3 million compared to $101.9 million at December 31, 2021.

The Company intends to file its financial results on its Form 10-K pending completion of its 2022 audit and any adjustments, if any, may impact its balance sheet and GAAP Net Income and GAAP EPS accordingly.

Full Year 2023 Outlook

In light of the aforementioned market and operational conditions, the Company expects net revenues for fiscal year 2023 to increase approximately 10% (~$265 million) with the growth driven primarily by expected out-performance of the gaming markets in specific categories based on the Company’s product plans for 2023. The Company expects adjusted EBITDA of approximately $5 million, a roughly $23 million year-over-year improvement, but including roughly $10 million of remaining negative impact of abnormally high competitive discounting and freight costs. Both items are expected to abate as we progress through the year.

The Company is maintaining its long-term goals of 10-20% annual growth and 10+% EBITDA margins.

With respect to the Company's adjusted EBITDA outlook for the full year 2023, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

In conjunction with this announcement, Turtle Beach will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT with the Company’s Chairman and CEO, Juergen Stark, and CFO, John Hanson. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at www.turtlebeachcorp.com. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.turtlebeachcorp.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, and adjusted net income that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisonsofthe Company's results. “Non-GAAP net income or loss” is defined as net income excluding (i) certain non-recurring business costs, (ii) inventory and component related reserves, (iii) goodwill and other intangible asset impairments, and (iv) certain valuation allowances. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring special items that we believe are not representative of core operations. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Non-GAAP net income or loss and Adjusted EBITDA included below for each of the three and full year ended December 31, 2022 and 2021.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to logistic and supply chain challenges, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business, including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

CONTACTS:

MacLean Marshall

Sr. Director, Public Relations &

Brand Communications

Turtle Beach Corporation

858.914.5093

maclean.marshall@turtlebeach.com

Investor Information:

Cody Slach or Alex Thompson

Gateway Investor Relations

949.574.3860

hear@gatewayir.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Net revenue	$100,900	$109,430	$240,166	$366,354
Cost of revenue	80,882	73,885	190,979	237,971
Gross profit	20,018	35,545	49,187	128,383
Operating expenses:
Selling and marketing	14,124	17,359	47,090	58,883
Research and development	4,335	4,561	19,123	17,490
General and administrative	7,785	7,407	32,558	31,579
Goodwill and other intangible asset impairment	1,896	-	1,896	-
Total operating expenses	28,140	29,327	100,667	107,952
Operating income (loss)	(8,122)	6,218	(51,480)	20,431
Interest expense	577	112	1,220	383
Other non-operating expense (income), net	(2,330)	(1,200)	1,753	(101)
Income (loss) before income tax	(6,369)	7,306	(54,453)	20,149
Income tax expense benefit	16,864	2,767	5,093	2,428
Net income (loss)	$(23,233)	$4,539	$(59,546)	$17,721

Net income (loss) per share
Basic	$(1.40)	$0.28	$(3.62)	$1.11
Diluted	$(1.40)	$0.25	$(3.62)	$0.97
Weighted average number of shares:
Basic	16,562	16,103	16,450	15,915
Diluted	16,562	18,255	16,450	18,251

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	December 31,	December 31,
	2022	2021
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash	$11,396	$37,720
Accounts receivable, net	43,336	35,953
Inventories	71,252	101,933
Prepaid expenses and other current assets	9,196	17,506
Total Current Assets	135,180	193,112
Property and equipment, net	6,362	6,955
Deferred income taxes	—	5,899
Goodwill	10,686	10,686
Intangible assets, net	2,612	5,788
Other assets	8,547	8,065
Total Assets	$163,387	$230,505
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$19,053	$—
Accounts payable	19,846	40,475
Other current liabilities	25,433	37,693
Total Current Liabilities	64,332	78,168
Income tax payable	2,076	3,774
Other liabilities	8,038	7,194
Total Liabilities	74,446	89,136
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 16,569,173 and 16,168,147 shares issued and outstanding as of December 31, 2022 and 2021, respectively	17	16
Additional paid-in capital	206,916	198,278
Accumulated deficit	(116,598)	(57,052)
Accumulated other comprehensive income (loss)	(1,394)	127
Total Stockholders’ Equity	88,941	141,369
Total Liabilities and Stockholders’ Equity	$163,387	$230,505

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Year Ended
	December 31, 2022	December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES	$(41,846)	$(327)

CASH FLOWS FROM INVESTING ACTIVITIES	(3,549)	(8,121)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	91,945	120,858
Repayment of revolving credit facilities	(72,892)	(120,858)
Proceeds from exercise of stock options and warrants	653	5,289
Repurchase of common stock to satisfy employee tax withholding obligations	-	(463)
Repurchase of common stock	-	(4,882)
Net cash provided by (used for) financing activities	19,706	(56)
Effect of exchange rate changes on cash	(635)	(457)
Net decrease in cash	(26,324)	(8,961)
Cash - beginning of period	37,720	46,681
Cash - end of period	$11,396	$37,720

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income (Loss)
GAAP Net Income (Loss)	$(23,233)	$4,539	$(59,546)	$17,721

Adjustments, net of tax:
Non-recurring business costs	1,624	409	7,330	4,339
Inventory and component related reserves	3,376	—	7,386	—
Goodwill and other intangible asset impairment	1,434	—	1,434	—
Valuation Allowance	18,374	—	18,374	—
Change in fair value consideration	—	(1,928)	—	(1,928)
Acquisition integration costs	—	(186)	—	69
Non-GAAP Earnings (Loss)	$1,575	$2,834	$(25,022)	$20,201

Diluted Earnings Per Share
GAAP- Diluted	$(1.40)	$0.25	$(3.62)	$0.97

Non-recurring business costs	0.10	0.02	0.45	0.24
Inventory and component related reserves	0.20	—	0.45	—
Goodwill and other intangible asset impairment	0.09	—	0.09	—
Valuation Allowance	1.11	—	1.12	—
Change in fair value consideration	—	(0.11)	—	(0.11)
Acquisition integration costs	—	(0.01)	—	0.00
Non-GAAP- Diluted	$0.10	$0.16	$(1.52)	$1.11

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5.

	Three Months Ended
	December 31, 2022
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$100,900	$-	$-	$-	$-	$100,900
Cost of revenue	80,882	(587)	-	(165)	(4,461)	75,669
Gross Profit	20,018	587	-	165	4,461	25,231

Operating expenses	28,140	(459)	(307)	(2,043)	(3,785)	21,546

Operating income (loss)	(8,122)	1,046	307	2,208	8,246	3,685

Interest expense	577
Other non-operating expense (income), net	(2,330)					(2,330)

Income (loss) before income tax	(6,369)
Income tax expense	16,864
Net loss	$(23,233)			Adjusted EBITDA		$6,015

	Twelve Months Ended
	December 31, 2022
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$240,166	$-	$-	$-	$-	$240,166
Cost of revenue	190,979	(2,359)	-	(434)	(9,763)	178,423
Gross Profit	49,187	2,359	-	434	9,763	61,743

Operating expenses	100,667	(2,220)	(1,238)	(7,550)	(10,922)	78,737

Operating income (loss)	(51,480)	4,579	1,238	7,984	20,685	(16,994)

Interest expense	1,220
Other non-operating expense (income), net	1,753					1,753

Income (loss) before income tax	(54,453)
Income tax expense	5,093
Net loss	$(59,546)			Adjusted EBITDA		$(18,747)

(1)
Other includes certain business acquisition costs and non-recurring business costs.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5. (continued)

	Three Months Ended
	December 31, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$109,430	$-	$-	$-	$-	$109,430
Cost of revenue	73,885	(549)	-	39	-	73,375
Gross Profit	35,545	549	-	(39)	-	36,055

Operating expenses	29,327	(584)	(315)	(2,470)	(255)	25,703

Operating income	6,218	1,133	315	2,431	255	10,352

Interest expense	112
Other non-operating expense (income), net	(1,200)				1,928	728

Income before income tax	7,306
Income tax expense	2,767
Net income	$4,539			Adjusted EBITDA		$9,624

	Twelve Month Ended
	December 31, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$366,353	$-	$-	$-	$-	$366,353
Cost of revenue	237,970	(1,654)	-	(343)	-	235,973
Gross Profit	128,383	1,654	-	343	-	130,380

Operating expenses	107,952	(2,398)	(1,261)	(7,313)	(5,012)	91,968

Operating income	20,431	4,052	1,261	7,656	5,012	38,412

Interest expense	383
Other non-operating expense (income), net	(101)				1,928	1,827

Income before income tax	20,149
Income tax expense	2,428
Net income	$17,721			Adjusted EBITDA		$36,585

(1) Other includes certain business acquisition costs and non-recurring business costs.